AN ANNUITY CERTIFICATE

CAPITOL
LIFE
INSURANCE COMPANY

1590 SHERMAN STREET
DENVER, COLORADO 80203

This is an annuity certificate issued to a participant enrolled in the group contract. All participants' rights are set forth in the group contract. This certificate describes the rights and benefits of this participant in the group contract.

The Company will make a series of monthly payments to the person named as the annuitant, starting on the annuity date. These annuity payments will be made while the annuitant is alive, but not for less than 120 months. A different form of annuity option or optional annuity date may be selected by the participant. The amount of the monthly payments Will be determined in the manner set forth in this certificate.

If the annuitant dies before payments start, a settlement on death will be paid. The settlement on death will be paid to the beneficiary.

A copy of the group contract is on file with the contract owner.

ALL PAYMENTS AND VALUES UNDER THIS CONTRACT WHICH ARE BASED ON INVESTMENT IN THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT.

                                                      SPECIMEN

/s/ Edward J. Baron                       /s/ Joel A. Feldman
-----------------------------------       -----------------------------------
      President                                 Secretary

SGSPVA-224-CB TDA

CERTIFICATE SPECIFICATIONS

GUARANTEED INTEREST RATES FOR GENERAL ACCOUNT SERIES

For the entire time that this certificate is in force, the minimum guaranteed interest rate applied to general account accumulation units is 4.00%.

The company will establish a current interest rate for each calendar quarter. Such rate will be equal to or greater than the minimum guaranteed interest rate set forth above, and will apply to all purchase payments received in such calendar quarter. The current interest rate for any calendar quarter will be furnished with the statement of account (see page 6).
All interest rates will be compounded annually and credited daily.

GENERAL ACCOUNT EXCESS INTEREST

The company may declare and credit excess interest to the general account accumulation units at its discretion. Declaration of excess interest is not guaranteed.

RESCISSION

This certificate may be rescinded at any time before annuity payments begin. When the company receives a proper notice accompanied by the certificate, it will rescind this certificate. The company will then refund:

    - 100% of all purchase payments credited to the participant's account in the general account less any partial surrenders,

    - Any transfer payments credited to the participant's account in the general account less any partial surrenders from those transfer payments, and

    - The current value of the separate account accumulation units credited to the participant's account.

Any refund of transfer payments from another contract issued by the company and credited to the general account will not exceed the purchase payments which provided that transfer payment. In no event will such refund be less than the cash value.

PLAN - The plan is a tax-deferred annuity purchase program established to meet the requirements of Section 403(b) of the Internal Revenue Code of 1954, as amended (the "Code"). The plan was established by the employer so that all purchase and transfer payments made to this certificate will be excluded from the gross income of the participant. That exclusion applies only to purchase payments which do not exceed the limitations set forth in the Code. The provisions of the Code and any resolution or plan requirements that may have been established by the employer constitute the plan.

The participant will have an interest in the account established by his or her purchase or transfer payments. This interest cannot be forfeited. Each participant may invoke all rights as owner of this account except as may be prohibited by the plan.

The mutual funds into which the assets of the Separate account may be invested are the Security First Legal Reserve Fund, Inc., the Security First Variable Life Fund, Inc., the T. Rowe Price Growth Stock Fund, Inc., and T. Rowe Price Prime Reserve Fund, Inc.


 CERTIFICATE SCHEDULE                                      CERTIFICATE NUMBER

 PARTICIPANT

 GROUP CONTRACT OWNER                                        CERTIFICATE DATE

                                                              CONTRACT NUMBER

                                        3                                  SP58

DESCRIPTION OF CERTAIN TERMS USED IN THIS CERTIFICATE

ANNUITANT - The person who is to receive annuity payments, and who is identified as the participant.

ANNUITY - A series of income payments made to the annuitant for a defined period of time.

ANNUITY DATE - The date the series of income payments begins under this certificate.

BENEFICIARY - A person who has the right to receive certificate values on the death of the annuitant.

CERTIFICATE YEAR - A twelve month period starting on the date this certificate is issued and on each anniversary.

COMPANY - The Capitol Life Insurance Company.

CONTRACT - The legal agreement between the contract owner and the company covering rights of the entire group.

FIXED ANNUITY - An annuity which provides guaranteed level payments.

FUND - Any registered management investment company (mutual fund) specified in the plan, in which the assets of the separate account may be invested.

GENERAL ACCOUNT - Assets of the company, except those in the separate account or segregated asset accounts.

NORMAL ANNUITY DATE - The first day of the month coincident with or next following the later of:

- The anniversary of the certificate date nearest the annuitant's 75th birthday.

-  10 years from the certificate date.

PARTICIPANT'S ACCOUNT - The sum of the values of the accumulation units credited to a participant.

PAYEE - Any person receiving payment of benefits under the contract.

PURCHASE PAYMENT - Any amount received by the company for the participant that is not a transfer payment.

SEPARATE ACCOUNT - A segregated asset account established by the company under the Colorado Insurance Code. The income or losses of the separate account are free from any other liabilities of the company's other business. The separate account is registered as a unit trust investment company under the Investment Company Act of 1940.

SERIES - The accumulation unit values and annuity unit values maintained separately for the general account and for each fund whose securities are owned by the separate account.

TRANSFER PAYMENT - Any amount received by the company for the participant that is transferred into this contract from a tax-deferred annuity contract, or any payment that is not in accordance with the schedule of payments elected by the participant.

VALUATION DATE - The business date (on which the NYSE is open for trading) on which the annuity unit values are calculated. Currently, the last business day of each week.

VALUATION PERIOD - The time from one valuation date to the next.

VARIABLE ANNUITY - An annuity whose payments vary annually according to the net investment results of a series.

COMMUNICATIONS

Write to the company at its home office or administrative office shown below:

                    The Capitol Life Insurance Company
                               P.O. Box 92193
                         Los Angeles. California 90009

PARTICIPANTS ACCOUNT

As of the certificate date, the company established the participant's account. The participant's account consists of accumulation units provided by purchase payments and transfer payments. The value of the participant's account is the sum of the values of those accumulation units.

PURCHASE PAYMENT

A Purchase Payment is any amount received by the company tor a Participant that is not a transfer payment. Purchase payments must be at least $20 each and $240 annually.

CREDITING ACCUMULATION UNITS

Each purchase payment or transfer payment will be applied to provide accumulation units in the general account. The number of general account accumulation units is determined by dividing the payment, less any premium taxes deducted, by the general account accumulation unit value on the day the company receives the payment.

THE SEPARATE ACCOUNT

The separate account was established by the company in 1974 under Colorado law. It is registered under the Investment Company Act of 1940 (the "Act"). Its assets are invested only in shares of one or more mutual funds as stated in the plan. The separate account will vote its fund shares according to instructions received from owners and participants who have units in the separate account series of that fund. Each such person will receive all reports and material of the funds in which they own series units, and forms in order to instruct the separate account how to vote.

ACCUMULATION UNITS

General account accumulation unit values will be determined using interest rates not less than the minimum rates shown in the participant's certificate.

The separate account accumulation unit value for each series was first set at $5. This value is determined each business day. It is equal to the value of the prior day multiplied by a net investment factor. The net investment factor is:
(a) the net asset value of a fund share at the close of business plus the per share amount of any fund distributions less taxes (per share), divided by
(b) the net asset value of a share at the close of the prior business day, less
(c) the actuarial risk fee factor of 0.0000244 for each calendar day from the prior business day to the current business day.

ANNUITY VALUE

The annuity value of a participant's account is the amount that can be applied to any annuity income option in this contract. It is based on the following:

    -  The purchase payments and any transfer payments

    -  Less amounts applied to any prior annuity income option

    -  Less any amounts transferred to the separate account

    -  Plus interest at the annuity value rates

    -  Plus the value of any separate account units

    -  Less administrative fees

    -  Less premium taxes, if any (see page 6)

    -  Less partial surrenders.

ACCUMULATED PAYMENT

The accumulated payment of a participant's account is the value used to calculate the cash value in the general account. It is based on the following:

    -  The purchase payments and any transfer payments

    -  Less amounts applied to any prior annuity income option

    -  Less any amounts transferred to the separate account

    -  Plus interest at the accumulated payment rates

    -  Less premium taxes, if any (see page 6)

    -  Less any partial surrenders.

224-5 C8                               5

CASH VALUE

The cash value of a participant's account is:

    -  A percentage of the accumulated payment

    -  Plus the value of any separate account units

    -  Less the administrative fees.

The percentage is determined by the calendar year in which the purchase payments or transfer payments were received by the company. The percentage of the accumulated payment included in the cash value calculation is:

    -  93% for payments received in the calendar year of surrender

    -  94% for payments received in the calendar year before the surrender

    - 95% for payments received in the second calendar year before the surrender

    -  96% for payments received in the third calendar year before the surrender

    - 97% for payments received in the fourth calendar year before the surrender

    -  100% for all earlier payments.

   The cash value may not be less than the amount available on rescission.

PREMIUM TAXES

Any tax payable by the company based on any purchase payment or transfer payment may be deducted from that payment before any other calculations are made. Any tax payable by the company based on values applied under an annuity income option may be deducted from the value applied. The premium tax rate that applies to this certificate is 0%.

ADMINISTRATIVE FEE

At the end of each certificate year and at the time of full surrender, the participant's account values will be reduced by an administrative fee of not more than $27.50 plus $2.50 for each series of units in the participant's account. The deduction is made by cancelling a number of accumulation units equal in value to the administrative fee. The fee will be prorated between series in a participant's account on the basis of their relative values as of the date of the deduction.

STATEMENTS OF ACCOUNT

Prior to the annuity date, statements of account will be provided as of the end of each quarter in which a transaction occurred, but in no event, less often than once each year.

RIGHTS OF PARTICIPANT

TRANSFER AND ASSIGNMENT

Rights to transfer and assign the Group Contract or the Participant's Account will be governed by the terms of the Group Contract. If this contract is issued to purchase annuities for individuals under Sections 401, 403(b), or 408 of the Code, the contract may not be assigned to anyone other than the company.

CHANGE OF CONTRACT

The only changes that the company may make without the consent of the participant are those that:

    -  Apply to any transfer payment received after the date of the change, or

    - Apply to the excess of the purchase payments received in a certificate year over the purchase payments received in the first certificate year for this participant.

    - May be necessary to make the contract conform to any federal or state law, regulation or ruling.

DESIGNATION OF BENEFICIARY

The Participant may change any beneficiary designation by written notice filed with the company. An irrevocably designated beneficiary can be changed only with that beneficiary's written consent.

CASH SURRENDER

The participant may surrender this certificate for the cash value by written request at any time before annuity payments have commenced. The cash value will not be paid until the certificate is returned.

PARTIAL SURRENDERS

Partial surrenders may be made by written request while the participant is living and before the annuity date. No partial surrender will be allowed if it would result in any series having a value, after the surrender, of less than $200.

When a partial surrender is made from a separate account series, the number of accumulation units in that series will be reduced by the number of units equal in value to the partial surrender plus $10. When a partial surrender is made from the general account series, the number of accumulation units in that series will be reduced by the number of units equal in value to the amount withdrawn plus $10, both divided by the applicable percentage factor as shown in the Cash Value provision. A proportionate amount will be deducted from the annuity value.

DEFERRAL OF PAYMENT

Payments of full or partial surrenders from a separate account series may be suspended under the following conditions:

    - During any period in which the New York Stock Exchange is closed (other than customary weekend or holiday closing); or

    - When the Securities and Exchange Commission determines that trading on such exchange is restricted or that an emergency exists; and, as a result, the separate account may not reasonably dispose of its securities or fairly value its assets; or

    - For such other periods as the Securities and Exchange Commission may by order direct for the protection of variable contract holders and participants.

Payments of full or partial surrenders from the general account series may be deferred for a period of not more than 6 months from the date written request is received. Interest will continue to be credited during the deferral period. The interest rate(s) will be the same as if the surrender had not been requested.

CONVERSION BETWEEN SERIES

The participant can transfer general account funds that have not been applied to an annuity option to the separate account as follows:

    (a) As payments are received, up to 93% of each payment may be transferred within 30 days into a separate account series.

    (b) For payments that were received into the general account without any part of it ever having been transferred into the separate account, the participant can transfer up to 48% of the value of such payment in equal installments over at least 48 months. Each payment must be at least $50.

    (c) A $10 conversion charge is made at the time the participant makes the election to transfer the funds.

    (d) Each transfer is considered to be a partial surrender from the general account. However, the $10 charge applicable to each partial surrender is not made.

The participant can transfer funds from one separate account series to another. The minimum amount that can be transferred is $1,000. There is a conversion charge of $10.

The participant can transfer funds from the separate account to the general account only to begin receiving annuity income. The transfer will be made within 30 days prior to the annuity date.

ADJUSTMENT OF GENERAL ACCOUNT ANNUITY VALUE FOR TRANSFERS

When the separate account funds are applied to provide annuity income, the company will recompute the general account annuity value. The recomputation will provide additional general account annuity income. This additional amount is determined by recalculating the amount removed from the general account at the time the funds were transferred to be equal to the amount actually transferred. If there are partial surrenders or partial annuitization from the separate account, this recomputation will be adjusted proportionately.

MINIMUM BENEFITS

The value of a paid-up annuity, cash surrender, or settlement on death under this contract will not be less than the minimum required by the state laws where the contract is delivered.

224 7 CB-R1                             7                                   3/82

SETTLEMENT

SETTLEMENT OF PARTICIPANT'S ACCOUNT

Settlement of a participant's account means any of the following:

    -  The start of annuity income payments to the annuitant.

    - The issue of a supplementary certificate to the beneficiary for payment of annuity income.

    -  A payment of the cash value in a lump sum.

The amount applied under an annuity income option is the annuity value. The first payment under any annuity option will be made on the annuity date. Proof of age is required before payments start under options 1, 2, 3, or 4.

NORMAL FORM OF SETTLEMENT

The participant must be living on the date annuity payments are to begin. Unless another choice is made, the company will pay the annuitant a series of payments under option 2, a life annuity with 120 monthly payments certain. General account accumulation units will provide a fixed annuity. Separate account accumulation units will be applied to provide a variable annuity. Payments will begin on the normal annuity date.

OPTIONAL ANNUITY DATE AND OPTIONAL SETTLEMENT

While the participant is living and before annuity payments begin, an optional annuity date or a different annuity income option may be elected, if not prohibited by the plan. The optional annuity date may be the first day of any month not later than the normal annuity date. The election must be made at least 31 days before the optional annuity date. Any of the annuity income options may be elected. The annuity value on the optional annuity date will be applied.

SETTLEMENT ON DEATH

SETTLEMENT ON DEATH BEFORE THE ANNUITY DATE

If the participant dies before the annuity date and has not elected otherwise, the beneficiary may elect:

    - To receive annuity income under any annuity income option. The annuity value as of the date due proof of death is received will be applied. Due Proof of Death will be a certified death certificate, an Attending Physician's Statement, a Decree of a court of competent jurisdiction as to the finding of death of the Annuitant, or such other document as the Company may, at its option accept.

    - To receive a lump sum settlement of the cash value on the date due proof of death is received.

    - To receive a deferred annuity settlement. The beneficiary may elect to receive annuity income on an annuity date no later than 10 years from the date of the annuitant's death. The annuity value as of the date of death will continue to accumulate as if the annuitant were alive. If the beneficiary dies before the deferred annuity date, settlement will be made under any annuity income option or in a lump sum.

If the participant dies before his or her 65th birthday, the lump sum will not be less than the sum of:

    (a)The purchase payments, plus

    (b)The minimum death benefit provided by any transfer payment, less

    (c)Any partial surrenders.

The minimum death benefit provided by a transfer payment from another eligible contract issued by the company will be the payments made to such eligible contracts which provided the transfer payment.

If the participant dies before the annuity date and has not elected otherwise, the following applies:

    - If there is more than one named beneficiary living at the time, each will share the proceeds equally.

    - If the participant outlives all beneficiaries, the proceeds will be payable to the participant's estate.

The participant may elect an annuity income option for the beneficiary. No beneficiary will have the right to assign, anticipate or commute any future payments under any of the options, except as provided in the election or by law.

SETTLEMENT ON DEATH OF PAYEE

Upon the death of a payee, any remaining payments certain under options 2, 3, or 5 will be paid to the named beneficiary. If no beneficiary is alive at the payee's death, the payee's estate will receive a lump sum payment. This lump sum will be the present value of the remaining payments certain at the payee's death. The present value will be computed on the basis of the interest rate used to compute the benefits. If as the result of a payee's death, variable life annuity payments are being continued to a beneficiary, that beneficiary may elect at any time to receive in a lump sum the present value of the remaining number of payments certain.

ANNUITY INCOME OPTIONS

The annuity value can be applied to these annuity income options:

OPTION ONE - LIFE ANNUITY

A series of annuity income payments made monthly during the payee's life. THE PAYMENTS WILL STOP WITH THE LAST PAYMENT DUE BEFORE THE DEATH OF THE PAYEE. NO FURTHER PAYMENTS WILL BE MADE AFTER THE DEATH OF THE PAYEE.

OPTION TWO - LIFE ANNUITY WITH 120, 180, OR 240 MONTHLY PAYMENTS CERTAIN

A series of annuity income payments made monthly for the guaranteed period elected and thereafter during the payee's life. The guaranteed period may be 120, 180 or 240 months. If the payee dies before the guaranteed number of payments are made, the remaining guaranteed payments will be paid to the beneficiary.

OPTION THREE - INSTALLMENT REFUND LIFE ANNUITY

A series of annuity income payments made monthly during the payee's life. If the payee dies before receiving the "minimum number" of payments, payments will continue to the beneficiary. The "minimum number" of payments is equal to the amount applied under this option divided by the first monthly payment. Any payments made after the death of the payee will stop when the company has paid out a total number of payments equal to the "minimum number" of payments.

OPTION FOUR - JOINT AND LAST SURVIVOR ANNUITY

A series of annuity income payments made monthly during the lifetime of both of two payees. If one of the payees dies, the payments will continue to the other. The payments will end with the last payment due before the death of the remaining payee.

OPTION FIVE - DESIGNATED PERIOD ANNUITY - FIXED DOLLAR ONLY

A series of fixed annuity income payments made monthly for a period of years. Any number of years from 5 through 30 may be chosen. Payments will be made to the payee or beneficiary even if the payee dies. Payments will stop at the end of the period selected.

Monthly payments for 3 years may be elected under this option for a participant who is age 60 or over on the annuity date, or who has submitted evidence of election to begin payments under the employer's retirement program.

OTHER FORMS OF ANNUITY INCOME PAYMENTS

The company may pay the settlement amount in any other manner agreeable to both parties.

ALTERNATE ANNUITY INCOME RATES

If settlement is made under any fixed annuity income option, payments will be based on the larger for the following:

    - The company's then current alternate settlement option rates for this contract.

    - The fixed annuity income rates in the annuity tables included in this certificate, based on adjusted age.

Once fixed annuity income payments begin, they will not be changed because of later rate changes by the company.

ALTERNATE ASSUMED INVESTMENT RATES

If allowed by the laws of the state in which this contract is issued, the participant may elect variable annuity benefits determined on an assumed investment rate of 3.50%, 5%, or 6% in lieu of the 4.25% contract rate.

ANNUITY TABLES

FIXED DOLLAR ANNUITIES

The guaranteed minimum annuity income rates for general account series are shown in Table 1. Adjusted age is determined according to the adjusted age table.

The single life annuities in Table 1 are based on the 1971 Individual Annuity Mortality Table assuming births in 1915 or prior and an interest rate of 4% per year. The designated period annuities in Table 1 are based on 4% interest, except for designated periods of less than 10 years, where the interest rate is 3% per year.

Any payee who is over age 85 at the date annuity payments are due will be considered as actual age 85 on that date.

VARIABLE ANNUITIES

Variable annuities provided under the group contract will have payments varying annually, but remaining level for a year, once determined. The annuity premium rates and monthly payment factors are shown in Table 2. Adjusted age is determined according to the adjusted age table. Table 2 shows the factors used to determine variable annuity income payments based on a 4 1/4% assumed investment rate. They are based on the Modified Select Capitol Annuity Mortality Table projected to the year 2000 on projection scale C (modified) and 4 1/4% interest, reduced for the first 10 years of any period certain by 1%. Rates and factors for other investment rates will be provided upon request.

The amount of each monthly payment for the first year for any separate account series is determined by calculating the annuity premium, using the rates in column (1), and multiplying the result by the monthly payment factor from column (2). The number of annuity units for any series is then determined by dividing the first year monthly payment by the separate account annuity unit value for that series. The number of annuity units thus determined will not change, unless a participant transfers annuity units from one series to another. Such annuity units transferred will be based on the same assumed investment rate.

As of each anniversary of the settlement date, the company will determine the amount of monthly payments for each series for the next year by multiplying the number of separate account annuity units by the annuity unit value for the valuation period in which the first payment for the year is due.

The separate account annuity unit value for any subsequent valuation period is determined by multiplying the annuity unit value for the series for the immediately preceding valuation period by the annuity change factor for the second preceding valuation period.

The annuity change factor for any valuation period is determined by dividing
(a) the accumulation unit value at the end of the valuation period by (b) the accumulation unit value at the end of the previous valuation period, and multiplying the result by (c) the interest neutralization factor. For weekly valuation periods and a 4 1/4% assumed investment rate (as used for payments based on Table 2), the interest neutralization factor is 0.9991999.

The company guarantees that the amount of each variable annuity payment will not be affected by variations in the mortality experience of payees nor by expenses incurred by the company in the administration of such benefits.

ADJUSTED AGE TABLE

Adjusted age for calendar years of birth through 1995 is determined as follows:

Calendar Year of Birth                    Adjusted Age Is:
----------------------                    ----------------
    1915 & Prior                          Actual Age
    1916-1935                             Actual Age Minus 1
    1936-1955                             Actual Age Minus 2
    1956-1975                             Actual Age Minus 3
    1976-1995                             Actual Age Minus 4

THESE AGE ADJUSTMENTS APPLY ONLY TO THE TABLES SHOWN ON THE NEXT PAGES. THESE AGE ADJUSTMENTS DO NOT APPLY TO ANY OTHER ANNUITY INCOME RATES UNLESS SO
                   ---
SPECIFIED BY THE COMPANY.

MINIMUM AMOUNT TO PAYEE

Any annuity income option payment must be at least $50 from each series included in the payment. If any payment from any series is less than $50, the company may change the payment interval so that payments are greater than $50 from that series.

                            CERTIFICATE OF BENEFITS
                        GROUP FLEXIBLE PAYMENT ANNUITY
                     PROVIDING FIXED AND VARIABLE BENEFITS
                         10 YEAR CERTAIN LIFE ANNUITY
                     COMMENCING ON THE NORMAL ANNUITY DATE
                               NON-PARTICIPATING
                                 NO DIVIDENDS